UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2010

ALLIANCE BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-49976	46-0488111
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
14200 Park Meadow Drive #200
Chantilly, Virginia 20151
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (703) 814-7200
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of William E. Doyle, Jr. as President and Chief Executive Officer and Director
     William E. Doyle, Jr. has been appointed President and Chief Executive Officer of Alliance Bankshares Corporation (the “Company”) and its wholly-owned subsidiary Alliance Bank Corporation (the “Bank”), effective May 4, 2010. Mr. Doyle has also been appointed as a director of both the Company and the Bank, effective May 4, 2010. Mr. Doyle is not expected to be named to any board committees.
     Mr. Doyle has served as Interim President and Chief Executive Officer of the Company and the Bank since January 28, 2010 and has over 25 years of executive and bank management. The specifics of Mr. Doyle’s background and professional experience are discussed in the Company’s May 4, 2010 press release announcing Mr. Doyle’s appointment, which is attached hereto as Exhibit 99.1 and incorporated by reference herein, and also in the Form 8-K the Company filed on February 3, 2010 to report Mr. Doyle’s appointment as Interim President and Chief Executive Officer.
     There are no family relationships between Mr. Doyle and any other executive officer or director of the Company or the Bank, and there are no arrangements or understandings pursuant to which he has been appointed. There are no transactions between the Company or the Bank and Mr. Doyle that would constitute related person transactions under Item 404(a) of Regulation S-K.
Employment Agreement for President and Chief Executive Officer
     In connection with Mr. Doyle’s appointment as President and Chief Executive Officer, the Company and the Bank entered into an employment agreement with Mr. Doyle (the “Agreement”) dated as of May 4, 2010.
     The Agreement provides for Mr. Doyle’s employment as President and Chief Executive Officer of the Company and the Bank for an initial term through May 4, 2012. On May 4, 2012, and on each May 4 thereafter, the agreement will automatically renew for an additional one year term, unless a party provides at least 90 days advance notice of nonrenewal. Under the Agreement, Mr. Doyle will receive an annual base salary of $299,500, subject to increase (but not decrease) in the discretion of the Company’s Board of Directors.
     Under the Agreement, Mr. Doyle will receive such bonuses as the Board of Directors of the Company decides in its discretion to pay to Mr. Doyle. Mr. Doyle will be eligible to participate in any employee benefit plans maintained by the Company for the benefit of its senior executives and for which he is or will become eligible, such as medical, dental and optical insurance, group term life insurance, long term and short term disability insurance, and a 401(k) retirement plan. Mr. Doyle will also be provided with a Company-owned automobile for business and reasonable personal use during his employment.
     Mr. Doyle will also receive a grant of 50,000 stock options pursuant to the terms of the Alliance Bankshares Corporation 2007 Incentive Stock Plan within 30 days of the effective date of the Agreement.

     In recognition that Mr. Doyle will relocate his personal residence from Charlottesville, Virginia to the Company’s geographic location, under the Agreement the Company will reimburse Mr. Doyle for the reasonable rent and utilities incurred while living in temporary housing in the vicinity of the Company for up to six months, limited to a maximum of $2,300 per month. The Company will also reimburse Mr. Doyle for necessary and reasonable moving costs, subject to approval by the Company’s Board of Directors.
     If Mr. Doyle is terminated for any reason, he is entitled to payment of any vested but not yet paid benefits provided under the Agreement. If Mr. Doyle is terminated other than for “cause”, or if Mr. Doyle resigns for “good reason”, as both terms are defined in the Agreement, Mr. Doyle will continue to receive his then monthly base salary for twelve months following termination, subject to reduction in the event Mr. Doyle receives other income during that period. If Mr. Doyle is terminated other than for “cause” or if he resigns for “good reason” within one year after a change of control, as defined in the Agreement, he will receive 2.99 times his five-year average taxable income from the Company, paid in equal monthly installments over twelve months following the date of termination, but limited to the maximum payment which could be made without any payment being considered an excess parachute payment under section 280G of the Internal Revenue Code.
     The Agreement includes noncompetition and nonsolicitation provisions that are in effect during the term of the Agreement and for a period of twelve months following the termination of Mr. Doyle’s employment. The Agreement also provides for confidentiality obligations during and following Mr. Doyle’s employment.
     The foregoing description is a summary of the material terms of the Agreement and is qualified in its entirety by reference to the Agreement itself, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2010.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Press release of Alliance Bankshares Corporation, dated May 4, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation (Registrant)
By:	/s/ Paul M. Harbolick, Jr.
Paul M. Harbolick, Jr.
Executive Vice President & Chief Financial Officer

Date: May 10, 2010